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045952-0199

EXHIBIT 5.1

October 10, 2014

22nd Century Group, Inc.
9530 Main Street
Clarence, New York 14031

Ladies and Gentlemen:

We have acted as securities counsel for 22nd Century Group, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by the selling stockholder identified in the Registration Statement of up to (i) 3,871,767 issued and outstanding shares of the Company’s common stock, par value $0.00001 per share (the “Issued Shares”) and (ii) up to 1,250,000 shares of the Company’s common stock, par value $0.00001 per share, issuable upon exercise of outstanding Tranche 1A warrants (the “Warrant Shares”, and, together with the Issued Shares, the “Shares).

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As counsel to the Company, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (iii) certain resolutions of the Board of Directors of the Company; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that:

1. The Issued Shares are duly authorized, validly issued, fully paid and nonassessable.

2. The Warrant Shares, when issued, sold and delivered against payment therefor, if any, in accordance with the provisions of the outstanding Tranche 1A warrants, will be duly authorized, validly issued, fully paid and nonassessable

We render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Nevada. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

22nd Century Group, Inc.

October 10, 2014

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley & Lardner LLP